Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

March 2010 Performance Update

The Frontier Fund Supplement Dated March 31, 2010 to Prospectus Dated February 16, 2010

The Frontier Fund Class 2 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	March 31, 2010	March 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	2.44%	-0.93%	$96.86
Frontier Dynamic Series-2	0.50%	-0.47%	$91.82
Frontier Long/Short Commodity Series-2a	2.82%	-1.76%	$100.68
Frontier Masters Series-2	4.48%	0.69%	$96.03

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of March 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,335,580.41)
Unrealized trading gain/(loss)			2,400,094.36
Net change in inter-series payables			(258,380.86)
Less: commissions			(44,924.52)
Less: FCM fees			(75,778.03)
Foreign currency gain/(loss)			(3,770.21)
Interest income			67,959.59

Total Income			749,619.92

EXPENSES

Management fees			29,856.83
Incentive fees			41,781.92
Broker service fees			8,381.58

Total Expenses			80,020.33

Net Income (Loss)			$669,599.59

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	252,790.53735	$23,902,699.24	94.56
Current month additions	122,004.10876	11,729,250.09
Current month redemptions	(834.56368)	(79,803.79)
Net Income (loss) for current month		669,599.59

Net Asset Value, end of current month	373,960.08243	$36,221,745.13	96.86

	Monthly rate of return		2.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			164,575.26
Net change in inter-series payables			(136,427.40)
Less: commissions			—
Less: FCM fees			(59,335.55)
Foreign currency gain/(loss)			—
Interest income			39,268.16

Total Income			8,080.47

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			6,277.45

Total Expenses			6,277.45

Net Income (Loss)			$1,803.02

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,918.36788	$358,014.47	91.37
Current month additions	127.28935	11,667.00
Current month redemptions	—	—
Net Income (loss) for current month		1,803.02

Net Asset Value, end of current month	4,045.65723	$371,484.49	91.82

	Monthly rate of return		0.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(85,334.08)
Unrealized trading gain/(loss)			130,986.51
Less: commissions			(2,687.43)
Less: FCM fees			(2,784.30)
Foreign currency gain/(loss)			2.58
Interest income			1,252.35

Total Income			41,435.63

EXPENSES

Management fees			3,240.30
Incentive fees			1,174.26
Broker service fee			297.12

Total Expenses			4,711.68

Net Income (Loss)			$36,723.95

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,111.72271	$1,283,943.65	97.92
Current month additions	411.35201	40,900.00
Current month redemptions	—	—
Net Income (loss) for current month		36,723.95

Net Asset Value, end of current month	13,523.07472	$1,361,567.60	100.68

	Monthly rate of return		2.82%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(230,127.76)
Unrealized trading gain/(loss)			1,913,618.50
Net change in inter-series payables			(785,601.12)
Less: commissions			(6,577.86)
Less: FCM fees			(78,565.61)
Foreign currency gain/(loss)			(6,925.11)
Interest income			55,057.09

Total Income			860,878.13

EXPENSES

Management fees			48,579.82
Incentive fees			(5.65)
Broker Service Fees			8,313.36

Total Expenses			56,887.53

Net Income (Loss)			$803,990.60

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	181,123.37229	$16,646,848.95	91.91
Current month additions	28,241.55127	2,653,604.82
Current month redemptions	(1,955.10195)	(187,029.49)
Net Income (loss) for current month		803,990.60

Net Asset Value, end of current month	207,409.82161	$19,917,414.88	96.03

	Monthly rate of return		4.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 2